Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Michael A. Sicuro
Chief Financial Officer

Tim Richards Executive Director, Global Marketing

MIKOHN’S TABLELINK® – THE NEXT GENERATION

SECURES ADDITIONS TO PATENT PORTFOLIO FOR IMAGE BASED RECOGNITION

CARD READER

PRE-ORDERS RFID MICROCHIPS TO MEET DEMAND FOR TABLELINK

LAS VEGAS, November 3, 2004 – Mikohn Gaming Corporation (NASDAQ: MIKN) (the Company), a leading provider of diversified products and services used in the gaming industry worldwide announced today that it has moved closer to providing a complete table game management solution for the gaming industry by obtaining the world-wide exclusive licenses to an extensive group of over 15 patents in over 12 countries relating to image based recognition (IBR) of playing cards. In addition, the Company has acquired the exclusive rights under these patents to develop and distribute an IBR card recognition shoe in accordance with these patents. This card reader which is currently in the prototype phase is designed to recognize each card as it is played allowing casinos to analyze play patterns and detect cheats.

The Company also has placed an order for RFID microchips to support a series of targeted customers to begin deployment globally during 2005 to meet the increasing demand for TableLink. This will compliment the Company’s current development efforts for the next generation of high speed readers. This new technology is expected to support additional bets at the table such as back betting, splits and double downs in card style games and be able to track play on tables such as roulette, baccarat, sic-bo and Caribbean Stud®.

In addition, the Company expects to reassess in early 2005 its T-Gate™ IBR card recognition interface and provide these standards to the Gaming Standards Association. T-Gate is based on standard XML architecture and will be offered as a low cost daily license fee per table. This is expected to be available for all TableLink customers enabling casinos world-wide to interface any new or existing technology to the card reader of their choice with TableLink providing the player analysis and cheat detection.

Executive Vice President of Sales and Marketing Robert Parente stated: “The demand for a complete table management solution that connects our existing RFID technology with card reader functionality is rapidly increasing around the globe. We believe we now have all of the necessary components to meet this demand for our customers. Our arsenal of patents, products and technology, coupled with a growing installed base, provides us with a solid foundation to further our goal of becoming the world-wide leader in table management systems.”

About Mikohn: Mikohn is a leading supplier of innovative and diversified products and services used in the gaming industry worldwide. The Company develops, manufactures and sells an expanding array of slot games, table games and advanced player tracking and accounting systems for slot machines and table games. The Company is also a market leader in exciting visual displays and progressive jackpot technology for casinos worldwide. There is a Mikohn product in virtually every casino in the world. For further information, visit the Company’s website: http://www.mikohn.com.

TableLink is a registered trademark of Mikohn Corporation. ©2004. All Rights Reserved.

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Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, including statements regarding the scope and utility of the group of patents licensed to Mikohn, activities expected to occur as a result of the licenses obtained, the status of the Company’s IBR card recognition shoe and its expected functionality, expected orders for and use of RFID micro chips, the status of the Company’s next generation of high speed readers and their expected functionality, expected development of Mikohn’s T-Gate IBR card recognition interface and global demand for a complete table management solution and the Company’s ability to meet that demand. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to the Company’s ability to enforce and continue to develop its intellectual property rights, including rights licensed from third parties, the risk that the Company’s intellectual property portfolio may not provide the benefits described in or implied by such forward-looking statements, the risk that patents may exist of which the Company is not aware, or that existing patents may provide benefits to third parties beyond those anticipated by the Company, the delay in the introduction of new products, the risk that the Company’s planned products may not perform in the manner indicated in such forward-looking statements, the status of rights licensed from content providers, the Company’s ability to meet its capital requirements, relationships with casino operators, the overall industry environment, customer acceptance of the Company’s new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company’s debt service obligations. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.